FOR IMMEDIATE RELEASE         MEDIA CONTACT:  Cathy Westphal #37
                                                        (708) 995-6273

          SFP DIRECTORS APPROVE SPIN-OFF

               SCHAUMBURG,  ILLINOIS,  JUNE  30,  1994 --  The    board  of

          directors  of  Santa  Fe  Pacific  Corporation  (NYSE:  SFX)  has

          approved a special dividend to its common shareholders consisting of  the company's remaining  85.4% interest  in its  gold company

          subsidiary, Santa Fe Pacific Gold Corporation (NYSE: GLD).   As a

          result,  SFP  Gold  will become  a  separate,  independent entity

          effective  September 30,  1994.   On  June 15,  1994, an  initial

          public offering representing 14.6% of SFP Gold was completed at a price to the public of $14 per share.

               Holders of  record of SFP  common stock as of  September 12,

          1994, will receive one share of  common stock of Santa Fe Pacific

          Gold Corporation for every approximately 1.7 shares of SFP common

          stock held.   Shareholders entitled to receive  fractional shares

          will  receive  cash  from  the  sale  on  their  behalf  of  such fractional shares.  Santa Fe Pacific Corporation will continue to own The  Atchison, Topeka  and Santa Fe  Railway Company  and its

          interest in Santa Fe Pacific Pipeline Partners, L.P.

               As previously  announced on April 15, 1994,  the company has received  a ruling  from the  Internal Revenue  Service that  the distribution  will  be  tax  free  to  SFP  shareholders and  the company.

               Robert  D. Krebs,  chairman, president  and chief  executive officer of  SFP, said, "This separation will allow management and the boards of  the two companies to more  effectively develop and finance their assets.  We are convinced that this will ultimately lead to higher values for our owners."

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